UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) July 15, 2010
AFC Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Minnesota

(State or Other Jurisdiction of Incorporation)

000-32369	58-2016606

(Commission File Number)	(IRS Employer Identification No.)

5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia	30342

(Address of Principal Executive Offices)	(Zip Code)
(404) 459-4450

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 15, 2010, AFC Enterprises, Inc. (the “Company”) entered into a Royalty and Supply Agreement (the “Agreement”) with Diversified Food and Seasonings, Inc. (“Diversified”) pursuant to which the Company agrees to utilize Diversified and to require its franchisees to utilize Diversified as the supplier of certain agreed upon core products (“Core Products”). The term of the Agreement commences on July 15, 2010 and continues until March 20, 2029 (the “Term”). The Agreement also provides for the grant by Diversified to the Company of an exclusive, non-transferable license during the Term to use the recipes or formulas used by Diversified for the preparation of the Core Products (the “Popeyes Formulas”) in connection with the operation of Popeyes restaurants by the Company and its franchisees by virtue of having the right to use products made in whole or in part with a Popeyes Formula by Diversified. The Company agrees to pay a royalty payment during the Term for the exclusive use of the Popeyes Formulas. The Agreement provides that Diversified will be the exclusive provider of the Core Products for the Company and its franchisees (a) during the Term, in the continental United States and (b) until December 31, 2015, in certain international markets, including United States military bases, Canada and the islands of the Caribbean (together the “Domestic Markets”).
     Pursuant to the Agreement, the Company and Diversified agree that effective as of July 15, 2010, all of the agreements among the Company and Diversified and their predecessors in interest (the “Prior Agreements”) are terminated in their entirety, except for an obligation by the Company to pay to Diversified the unpaid and accrued portion of the royalty payment under such agreements. These agreements include, among others, the following material agreements: (a) the Formula Agreement dated July 2, 1979 among Alvin C. Copeland, Gilbert E. Copeland, Mary L. Copeland, Catherine Copeland, Russell J. Jones, A. Copeland Enterprises, Inc. and Popeye Famous Fried Chicken, Inc.; (b) the Supply Agreement dated March 21, 1989 between New Orleans Spice Company, Inc. and Biscuit Investments, Inc.; (c) the Recipe Royalty Agreement dated March 21, 1989 among Alvin C. Copeland, New Orleans Spice Company, Inc. and Biscuit Investments, Inc. and (d) the Settlement Agreement among Alvin C. Copeland, Diversified, Flavorite Laboratories, Inc. and the Company dated May 29, 1997, each of which was previously filed as an exhibit to the Company’s Registration Statement on Form S-4/A (Registration Statement No. 333-29731) on July 2, 1997 and each of which is incorporated herein by reference.
     The Agreement provides that until December 31, 2010, Diversified will continue to fill orders from the Company or its franchisees for products currently supplied by Diversified in and outside the Domestic Markets at the current pricing as of the date of the Agreement, and that until December 31, 2011, at the Company’s request, Diversified will continue to fill orders from the Company or its franchisees for products currently supplied by Diversified outside the Domestic Markets at the current pricing as of the date of the Agreement. The Company must give Diversified 90 days notice of its intent to stop buying products with respect to each jurisdiction outside the Domestic Markets.
     The Agreement provides that until December 31, 2014, Diversified will be the exclusive supplier to the Company and its franchisees in the Domestic Markets of certain currently supplied sauces at the current pricing as of the date of the Agreement.
     The Agreement provides that the supply of any products other than the Core Products and sauces will be subject to a competitive bidding process and that the Company will offer Diversified a fair and reasonable opportunity to bid on the supply of such products.

     The Agreement provides that the prices for the Core Products will be reduced 3% per year on January 1 of each year until and including January 1, 2014 and that the prices for flour-based Core Products will be adjusted every six months based upon an agreed upon flour index. The Company intends to seek confidential treatment from the Securities and Exchange Commission for certain portions of the Agreement, including the pricing schedule for the Core Products, in connection with the filing of the Agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010.
Item 1.02. Termination of a Material Definitive Agreement.
     The information set forth above under “Item 1.01 Entry into a Material Definitive Agreement” in incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC Enterprises, Inc.
Date: July 21, 2010	By:	/s/ Harold M. Cohen
Harold M. Cohen
Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary